EXHIBIT 5

March 3, 2003

Board of Directors

J. C. Penney Corporation, Inc.

J. C. Penney Company, Inc.

6501 Legacy Drive

Plano, Texas 75024-3698

Ladies and Gentlemen:

As General Counsel of J. C. Penney Corporation, Inc., a Delaware corporation (“Corporation”) and J. C. Penney Company, Inc., a Delaware corporation (“Co-Obligor”), I am familiar with the Certificates of Incorporation of the Corporation and Co-Obligor, as restated or otherwise amended, and their respective Bylaws, as amended.

I am also familiar with the corporate proceedings of both Corporation and Co-Obligor taken in connection with the sale of $600,000,000 aggregate principal amount of 8% Notes Due 2010 (the “Notes”) to be issued under the Indenture dated as of April 1, 1994, as supplemented as of January 27, 2002 and July 26, 2002 among the Corporation, Co-Obligor and U.S. Bank National Association, as trustee (“Trustee”) (said Indenture, as so amended, referenced in this opinion as “Indenture”), which Indenture relates to the issuance and sale, from time to time, of debt securities, each series of which is to be offered on terms to be determined at the time of sale.

I have examined the Registration Statement on Form S-3 (Nos. 333-103147 and 333-103147-01) filed with the Securities and Exchange Commission (“Commission”) on February 12, 2003, and Amendment No. 1 to the Registration Statement, filed by the Corporation and Co-obligor with the Commission on February 24, 2003, (together, “Registration Statement”), which became effective on February 24, 2003, for the registration under the Securities Act of 1933, as amended, (“Act”) of $2,000,000,000 aggregate principal amount of debt securities (all of which debt securities may be offered with warrants to purchase debt securities) to be made on a continuous or delayed basis pursuant to Rule 415. I have also examined the Prospectus Supplement dated February 25, 2003 (to the Prospectus dated February 24, 3003 which was included in the Registration Statement) relating to the Notes in the form filed with the Commission pursuant to Rule 424(b)(5) and such other documents and records as I have deemed appropriate for purposes of this opinion.

Based on the foregoing, I am of the opinion that:

1.	The execution and delivery of the Indenture and the issuance and sale of the Notes have been validly authorized by the Corporation and Co-obligor and the Indenture constitutes a valid and binding obligation of the Corporation and Co-Obligor in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

2.	The Notes, when duly executed on behalf of the Corporation and Co-Obligor, authenticated by or on behalf of the Trustee, and sold by the Corporation, will be validly issued and constitute valid and binding obligations of the Corporation and Co-Obligor in accordance with their terms and the terms of the Indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability affecting creditors’ rights and to general equity principles.

I hereby consent to the reference to me under the heading “Legal Matters” in the Registration Statement.

Very truly yours,